UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

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Quaterra Resources Inc.
(Exact name of Registrant as specified in its charter)

British Columbia, Canada
(Jurisdiction of incorporation or organization)

1100 – 1199 West Hastings Street, Vancouver, British Columbia, Canada V6E 3T5
(Address of principal executive offices)

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Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

None	Not applicable

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [   ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [x]

Securities Act registration statement file number to which this form relates: __________(Not applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Shares, without par value

Shareholder Rights

Item 1. Description of Registrant’s Securities to Be Registered.

     Quaterra Resources Inc. (the “Registrant”) has an unlimited number of common shares, without par value (the “Common Shares”). The Registrant has only one class of Common Shares, without any special rights or restrictions. Each Common Share is entitled to one vote on the election of each director. There are no cumulative voting rights, in consequence of which a simple majority of votes at the annual meeting can elect all the directors of the Registrant. Each Common Share carries with it a right to share equally with every other Common Share in dividends declared and in any distribution of surplus assets of the Registrant after payment to creditors on any winding up, liquidation or dissolution. There are no sinking fund provisions. All Common Shares must be fully paid prior to issue and are thereafter subject to no further capital calls by the Registrant. There exists no discriminatory provision affecting any existing or prospective holder of Common Shares as a result of such shareholder owning a substantial number of shares.

     Effective June 12, 2013, the Registrant’s shareholders adopted a rights plan applicable to Common Shares of the Registrant (the “Rights Plan”). Under the Rights Plan, the Registrant issued one right for no consideration in respect of each outstanding Common Share. All Common Shares the Registrant subsequently issues during the term of the Rights Plan will have one right represented for each Common Share. The term of the Rights Plan is through the first annual meeting of shareholders held after June 12, 2018. The rights issued under the Rights Plan become exercisable only if a party acquires 20% or more of Common Shares of the Registrant without complying with the Rights Plan or without a waiver from the Board of Directors of the Registrant. Each right entitles the registered holder to purchase from the Registrant on the occurrence of certain events, one Common Share at the price of CDN$100 per share, subject to adjustment (the “Exercise Price”). If a “Flip-in Event” as defined in the Rights Plan occurs, each right would then entitle the registered holder to receive, upon payment of the Exercise Price, that number of Common Shares that have a market value at the date of that occurrence equal to twice the Exercise Price. The rights are not exercisable until the “Separation Time” as defined in the Rights Plan. An offeror can avoid that potential by making an offer that either: (i) qualifies as a “Permitted Bid” under the Rights Plan, and therefore meets certain specified conditions (including a minimum deposit period of 90 days) which aim to ensure that all shareholders are treated fairly and equally; or (ii) does not qualify as a “Permitted Bid” but is negotiated with and has been exempted by Board of Directors of the Registrant from the application of the Rights Plan in light of the opportunity to bargain for agreed terms and conditions to the offer that are believed to be in the best interests of shareholders.

     The foregoing summary description of the Rights Plan is qualified in its entirety by reference to the full text of the Rights Plan, a copy of which has been filed as Exhibit 4.1 hereto.

Item 2. Exhibits.

The following documents are filed as exhibits to this registration statement:

Exhibit
Number	Description of Exhibit

3.1	Articles of Quaterra Resources Inc., as amended, dated December 11, 2007

4.1	Shareholder Rights Plan, dated June 12, 2013

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

QUATERRA RESOURCES INC.

Dated: February 5, 2014	By: /s/ Lawrence Page
Lawrence Page
Corporate Secretary